UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 25, 2006

Expedia, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51447	20-2705720
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

3150 139th Avenue S.E., Bellevue, Washington	98005
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (425) 679-7200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
(a)	Adler Employment Agreement; Adler RSU Agreement
     On October 31, 2006, Expedia, Inc. (the “Company”) entered into an employment agreement (the “Adler Employment Agreement”) and a Restricted Stock Unit Agreement (the “Adler RSU Agreement”) with Michael B. Adler, the Company’s Executive Vice President and Chief Financial Officer. The Company previously reported the appointment of Mr. Adler in its Current Report on Form 8-K, dated April 6, 2006. The April 6, 2006 Current Report on Form 8-K disclosed material terms of the employment arrangements between Mr. Adler and the Company, including the award of the restricted stock units further described below. The Company memorialized these arrangements and additional matters in the Adler Employment Agreement and the Adler RSU Agreement. The Adler Employment Agreement is effective as of May 16, 2006 for a term of three years. A summary of key terms of the Adler Employment Agreement and the Adler RSU Agreement follows:
     Adler Employment Agreement: During the term, Mr. Adler will receive an annual base salary of $375,000 and will be eligible to receive a discretionary annual bonus. In addition, Mr. Adler received a signing bonus of $250,000, which is subject to forfeiture if the Company terminates Mr. Adler’s employment for Cause or Mr. Adler terminates his employment without Good Reason prior to May 16, 2007.
     In the event Mr. Adler terminates his employment with the Company for Good Reason or the Company terminates Mr. Adler’s employment with the Company without Cause, Mr. Adler is entitled to receive his base salary through the longer of (1) the completion of the term of the Adler Employment Agreement and (2) twelve months.
     Mr. Adler will be restricted from competing with the Company or soliciting/hiring Company employees during the twenty-four month period following the termination of his employment with the Company.
     Adler RSU Agreement: Mr. Adler was granted 84,832 restricted stock units (the “First RSU Award”) and 53,020 restricted stock units (the “Second RSU Award,” and together, the “Awards”) pursuant to the Expedia, Inc. 2005 Stock and Annual Incentive Plan (the “Plan”). Material vesting terms are as follows:
•	Both Awards vest in equal increments over five years, contingent upon satisfaction of performance goals (“Performance Goals”) established by the Compensation Committee of the Company’s Board of Directors.

•	Contingent upon satisfaction of applicable Performance Goals, 50% of the First Award and that portion of the Second Award that would have vested during the twelve months following termination will vest upon a Company termination of employment without Cause or an employee termination of employment for Good Reason.

•	Both Awards vest upon a Change in Control of the Company as defined in the Adler RSU Agreement.
(b)	Norton Employment Agreement; Norton RSU Agreements
     On October 25, 2006, Burke F. Norton was appointed Executive Vice President, General Counsel and Secretary of the Company. The Company entered into a three year employment agreement (the “Norton Employment Agreement”) and two Restricted Stock Unit Agreements (the “Norton RSU Agreements”) with Mr. Norton. A summary of key terms of the Norton Employment Agreement and the Norton RSU Agreements follows:
     Norton Employment Agreement: Mr. Norton will receive an annual base salary of $375,000 and will be eligible to receive a discretionary annual bonus. He will also receive a signing bonus of $250,000, which is subject to forfeiture if the Company terminates Mr. Norton’s employment for Cause or Mr. Norton terminates his employment without Good Reason prior to October 25, 2007.
     In the event Mr. Norton terminates his employment with the Company for Good Reason or the Company terminates Mr. Norton’s employment without Cause, Mr. Norton is entitled to receive his base salary through the longer of (1) the completion of the term of the Norton Employment Agreement and (2) twelve months.
     Mr. Norton will be restricted from competing with the Company or soliciting/hiring Company employees during the twenty-four month period following the termination of his employment with the Company.
     Norton RSU Agreements: Mr. Norton was granted 62,235 restricted stock units (“Tranche Vesting RSUs”) and 31,117 restricted stock units (“Cliff Vesting RSUs,” and together, the “Awards”) pursuant to the Plan. Material vesting terms are as follows:
•	The Tranche Vesting RSUs vest in equal increments over four years, contingent upon satisfaction of applicable Performance Goals.

•	The Cliff Vesting RSUs vest in full after five years, contingent upon satisfaction of applicable Performance Goals.

•	Contingent upon satisfaction of applicable Performance Goals, upon a Company termination of employment without Cause or an employee termination of employment for Good Reason, (1) the Tranche Vesting RSUs that would have vested during the twelve months following termination and (2) a pro rata portion of the Cliff Vesting RSUs will immediately vest.

•	Pursuant to the terms of the Plan, both Awards vest upon a Change in Control of the Company as defined in the Plan. In addition, pursuant to the terms of the Norton RSU Agreements both Awards vest if the Company terminates Mr. Norton’s employment without Cause or Mr. Norton terminates his employment with the Company for Good Reason following a Change in Control of the Company as Change in Control is defined in the Norton RSU Agreements.
     Unless otherwise specified, capitalized terms used above without definition have the meanings set forth in the applicable agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Date: October 31, 2006

EXPEDIA, INC.
By:	/s/ Dara Khosrowshahi
	Name:	Dara Khosrowshahi
	Title:	President and CEO